Exhibit 10.25

July 30, 2021

Richard Cooperstein

[***]

Re:Separation Agreement and Release

Dear Richard:

This letter documents an agreement and release between you and Energy Vault, Inc. (the “Company”) concerning the termination of your employment with the Company as Head of Corporate Development.

Your employment with the Company will terminate effective July 30, 2021 (the “Separation Date”). Whether or not you sign this agreement, you are entitled to receive and will receive all your already earned compensation, up to and including July 30, 2021. You also shall retain any Energy Vault, Inc. RSUs which you have been granted and which vested on or before July 30, 2021, and which shall remain governed by the terms of the Energy Vault, Inc. 2020 Stock Plan and your RSU agreement.

Nothing in this agreement – including, without limitation, your general release and your nondisclosure, return of materials, confidentiality, cooperation and nondisparagement covenants contained herein and in the attached exhibits – is intended to or shall (a) prevent, impede or interfere with your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”), or (b) limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding conducted by any Government Agency, including providing documents or other information, without notice to or prior authorization from the Company.

Subject to your abiding by the terms and conditions of this agreement and the terms and conditions of your Employment, Confidentiality and Non-Disclosure Agreement (attached hereto as Exhibit A), including, but not limited to executing the Termination Certificate attached thereto as Exhibit C, entered into between you and the Company, the Company agrees to provide you with the following consideration provided that you (i) transition all work as requested in a timely, professional and complete manner as directed by the Company, (ii) return all company property and (iii) execute this agreement and return a signed copy to the Company within twenty-one (21) days from the date hereof:

Although the Company has no policy or procedure for providing separation pay benefits, the Company will pay you, as separation pay the gross amount of $117,499.98, less appropriate withholdings and deductions, which is the equivalent of your base salary for six (6) months.

You acknowledge and agree that the Company is not obligated to provide you with the above-referenced consideration and that no other monetary payments or benefits, including equity,

and attorneys’ fees, shall be accrued or made to you in consideration for entering into this agreement, and that the Company does not owe you any wages, salary, compensation, bonus pay, vacation pay, equity, business or other expenses, attorneys’ fees, benefits of any nature, or any other monies in any amount whatsoever except as explicitly provided herein. By entering into this Agreement, none of the Company or its parent corporation or any of their respective subsidiaries, stockholders, directors, officers, trustees, past and present employees, successors, predecessors, assigns, agents, attorneys or representatives admit any liability whatsoever.

In exchange for the consideration set forth in this agreement and other valuable consideration, receipt of which is hereby acknowledged, you acknowledge complete satisfaction of, and do hereby forever release, waive and discharge the Company, including but not limited to its parent corporation and their respective subsidiaries, stockholders, directors, officers, trustees, past and present employees, successors, predecessors, assigns, agents, attorneys and representatives from any and all judgments, liens, indebtedness, damages, claims, liabilities, demands, and causes of action (hereinafter, the “Claims”) whether now known or unknown, arising on or before the Separation Date and/or arising out of or relating to your employment with the Company or its termination, including without limitation, any Claims connected to or arising out of your employee benefit plans (whether or not arising under the Employee Retirement Income Security Act of 1974, as amended); any discrimination, harassment, or retaliation claim whether or not arising under local, California or federal law or regulation or public policy, including but not limited to Title VII of the Civil Right Act, as amended, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the California Fair Employment and Housing Act, as amended, California Government Code § 12900 et seq.; the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions; all provisions of the California Labor Code; or any local, state or federal statute, common law, public policy, contract or tort principle in any way governing your employment terms, compensation, or termination, including but not limited to any breach of contract, any breach of the covenant of good faith and fair dealing, fraud, intentional or negligent misrepresentation, intentional or negligent infliction of emotional distress, as well as any claim for severance pay, bonus or similar benefit, stock options, sick leave, retirement, life insurance, health or medical insurance, workers’ compensation or disability; provided, however, the foregoing release shall not include a release by you of any claims that you may have against the Company, its parent corporation, and their respective subsidiaries, stockholders, officers, trustees, past and present employees, successors, predecessors, assigns, agents, attorneys and representatives with respect to the enforcement of this agreement. This release agreement does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights you may have under the California Labor Code.

You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Agreement Date. You further acknowledge that you have been advised by this writing that (i) you should consult with an attorney prior to executing this Agreement; (ii) you have had at least twenty-one (21) days within which to consider this Agreement; (iii) you have at least seven (7) days following the execution of this Agreement by the parties to revoke the agreement; and (iv) this Agreement shall not be effective until the revocation period has expired.

As part of this general release, and not by way of limitation, you hereby expressly waive and release any and all claims pursuant to Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule or regulation. California Civil Code Section 1542 reads:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY..”

You agree that the Company and its parent corporation and their respective stockholders have a significant and valuable interest in the Company’s name, reputation, employees, products, and services and further agree that you will not engage in any conduct that may disparage, denigrate or otherwise cause harm to the name, reputation, employees, products or services of the Company, including but not limited to its parent corporation, and their respective stockholders, officers, trustees, past and present employees, successors, predecessors, assigns and agents.

You represent and confirm that you have no lawsuits, charges, administrative proceedings or claims currently on file or pending against the Company including but not limited to its parent corporation, stockholders, officers, trustees, past and present employees, successors, predecessors, assigns and agents, and if such lawsuits, charges, administrative proceedings or claims are outstanding, you agree to join in any request to such court or agency to withdraw, dismiss, or otherwise resolve the claim or matter. You further represent that you have not assigned any such lawsuits, charges, administrative proceedings or claims to any third party. In addition, while you understand that this Agreement does not affect your right to file a charge with or participate as a witness in an investigation or proceeding conducted by the EEOC or any similar state agency, by accepting the terms provided herein and the consideration provided to you as a result, you give up the right to receive any relief whatsoever, including but not limited to financial benefit or monetary recovery, from any lawsuit or settlement related to such rights and claims as you now give up, whether the lawsuit is filed or the settlement reached by the EEOC, another agency, or anyone else.

You acknowledge that you have read this agreement, fully understand it and its legal consequences, have had the opportunity to seek advice of counsel, and that you enter this agreement voluntarily. You agree that you have not, and will not, disclose the terms and conditions of this agreement, or the discussions between the Company’s and/or its parent corporation’s employees or agents and you concerning this agreement. This confidentiality representation does not apply to disclosures made to your spouse, your counsel (if any), tax advisors, or disclosures required by a court order or regulatory authority. You agree to take all reasonable steps necessary to ensure that the confidentiality of this Agreement is maintained by any of the individuals or entities referenced above to whom disclosure is authorized and you agree to accept responsibility for any breach of confidentiality by said individuals or entities to whom disclosure of the agreement is made.

The parties acknowledge and expressly agree that the obligations in this agreement are the sole and only consideration for it, and that no representations or inducements have been made by either party or that party’s officers, employees, managers, directors or agents, except as specifically set forth in this agreement. This agreement supersedes any previous oral agreement or understanding between the parties regarding any matter contained herein and represents the entire agreement between the two parties. The parties further agree that that the terms of this agreement are contractual and that both parties, their heirs, successors, and assigns are bound by it.

This agreement shall be governed by the internal substantive laws of the State of California, without any regard to its principles of conflict of laws. If any of the provisions of this agreement are determined to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, the parties agree that such determination shall not affect the enforceability of the other provision contained herein.

If you understand and agree to the terms set forth herein, please indicate your acceptance of this agreement by signing and dating the two originals enclosed, and returning one signed copy to my office no later than August 20, 2021.

We wish you the best in your future endeavors.

Very truly yours,

/s/ Robert Piconi

Robert Piconi
Chief Executive Officer

This agreement contains a release of known and unknown claims. I have read and understand this agreement and consent to all of the terms and provisions contained herein voluntarily and without any reservation.

/s/ Richard Cooperstein
Richard Cooperstein

August 16, 2021
Date